Exhibit 10.22

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of the 15th day of June, 2006 by and between JAY GANESH, INC., a Virginia corporation, or permitted assigns (“Buyer”), HIREN PATEL (“Guarantor”), and CAPITOL HOTEL ASSOCIATES, LP, a Virginia Limited Partnership (“Seller”).

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase and Seller desires to sell the property described herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid by Buyer to Seller, and the mutual covenants of Seller and Buyer contained herein, Seller and Buyer hereby agree as follows:

1. Agreement to Purchase and Sell. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller:

A. Certain real property consisting of approximately +/-3.0 acres of land located in Williamsburg, Virginia, and the hotel improvements located thereon (“the Property”) consisting of a 137 room hotel trading as the Holiday Inn Downtown (“the Hotel”) as more fully described on the legal description attached hereto as Exhibit “A”;

B. To the extent assignable, all of Seller’s rights, title and interest in the Holiday Inn license agreement dated August 13, 2004; provided, however, that Buyer acknowledges and agrees that Seller has informed Buyer that Seller does not believe that the license agreement is assignable;

C. All of the personal property and equipment owned by Seller and located in or at the Hotel and used in connection therewith, including but not limited to, cleaning equipment, furniture, fixtures, carpets, rugs, draperies, mechanical and electrical equipment, office equipment, china, glassware, silver, cooking utensils, flatware, linens, and uniforms (collectively, the “Personal Property”), as more particularly described on the Inventory attached hereto as Exhibit “B”; provided, however, that Buyer acknowledges and agrees that the contents of MHI Hospitality Corporation’s home office are excluded.

D. To the extent owned by seller and relating to or located on or in the Hotel and transferable by Seller, the telephone number for the Hotel, Hotel directory listings, surveys, plans and specifications, licenses and permits, contractor and maintenance files, service manuals, notices of compliance with state and federal and all governmental agencies and regulations, estoppel certificates or affidavits, and guaranties and warranties as to Personal Property which pertain to the Hotel or are used in connection therewith;

E. Inventory at Closing, including without limitation merchandise held for sale and reserve stocks of operating supplies on hand at Closing (“the Inventory”);

F. The Personal Property to be conveyed hereunder shall be conveyed free and clear of all liens, claims and encumbrances. If said Personal Property is held by Seller under the terms of a lease, lease purchase agreement or purchase contract, same shall be paid from Seller’s proceeds at settlement and conveyed to Buyer free and clear of all liens, claims and encumbrances. Notwithstanding the previous sentence, Buyer acknowledges and agrees that Buyer will be obligated to accept the assignment of three (3) leases from Seller and to assume the performance of such leases following the sale of the Assets. The three leases to be assumed by Buyer are described on Exhibit “C” attached hereto. A schedule of all Personal Property held under lease or purchase agreement or installment sales contact is attached hereto as Exhibit “C” and a copy of all such leases and/or purchase contracts are appended to said Exhibit “C”.

G. Except as otherwise provided in this Agreement, all franchise rights, warranties, and all other contracts and agreements held by Seller relating exclusively to the Hotel that are assignable by Seller (the property described in the foregoing subparagraphs A through G is herein collectively call the “Assets”).

2. Purchase Price. The Purchase Price for the Assets is Four Million Seven Hundred Fifty Thousand and 00/100 Dollars ($4,750,000.00) (the “Purchase Price”).

A. At the execution of the Agreement described herein below, the sum of One Hundred Thousand Dollars ($100,000.00) (the “Deposit”) will be paid by Buyer to Seller as a good faith deposit, which Deposit shall be applied to the Purchase Price at Closing.

B. The sum of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000.00) shall be paid by Buyer to Seller at Closing in cash or by wire transfer of funds immediately available to Seller.

C. The balance of the Purchase Price of Four Hundred Thousand Dollars ($400,000.00) shall be paid by Buyer to Seller by the execution and delivery of a negotiable promissory note (“the Note”) made by Buyer payable to the order of Seller in the original principal amount of Four Hundred Thousand Dollars ($400,000.00), together with interest at an annual rate equal to eight percent (8.0%). The Note will be in the form of the promissory note attached to this Agreement as Exhibit “D”, secured by a third lien deed of trust against the Property and guaranteed by a guaranty executed by Hiren Patel and Champaklal Patel, each in form and substance acceptable to Seller. During the first four years of the term of the Note, the maker will make payments of interest only on the outstanding principal balance of the Note, and beginning in the fifth year of the term of the Note the Buyer will amortize the outstanding principal balance of the Note using a 16 year amortization schedule. The Note will mature on the twentieth anniversary of the date of the Note and all outstanding principal, interest, late charges, and other costs and expenses payable under the Note will be due and payable in full on that date. Within ten (10) days of the date of this Agreement, Champaklal Patel shall also execute and deliver to Seller a letter in form and content acceptable to Seller pursuant to which Champaklal Patel agrees to purchase the Note from Seller on the date that is four (4) years after the date of execution of the Note together with a personal financial statement of Champaklal Patel. If Champaklal Patel does not execute and deliver such letter to Seller within such ten (10) day period so agreeing to purchase the Note, Seller shall have the right to terminate this Agreement, whereupon the Deposit shall be refunded to Buyer, and Seller and Buyer shall have no further obligations to each other except as specifically set forth in this Agreement.

3. Escrow of Deposit. The Deposit shall be held in escrow by Stewart Title Guaranty Company (“Escrow Agent”) or other title insurance company acceptable to Buyer and Seller as a good faith deposit. Buyer and Seller will execute Escrow Agent’s standard escrow agreement in connection with the Deposit.

4. Conditions.

A. Buyer shall have a period (“Inspection Period”) beginning on the date this Agreement is executed by all parties and expiring forty (40) days thereafter on July 25, 2006 (assuming that both parties executed this Agreement on June 15, 2006). Buyer shall have until the expiration of such Inspection Period to notify Seller in writing that Buyer does not wish to close on the purchase of the Assets, in which event Seller shall terminate this Agreement, and neither party shall have any further obligation to the other with respect to this Agreement except as specifically set forth herein and the Deposit shall be promptly refunded to Buyer. If Buyer elects to proceed forward to closing, the Deposit will become non-refundable upon the expiration of the Inspection Period and Closing will occur no later than August 10, 2006.

B. Notwithstanding anything to the contrary in this Agreement, Buyer shall have affirmative requirements to meet certain deadlines during the Inspection Period as outlined below. Failure to meet said deadlines during the Inspection Period shall at Seller’s option, render this Agreement null and void. In the event Seller elects to terminate this Agreement pursuant to these specific provisions, the Deposit will be refunded and neither party shall have any further obligation to the other with respect to this Agreement except as specifically set forth herein.

C. Requirements:

(i) Buyer will have ten (10) days to make full application with a lender of its choosing and verify same to Seller.

(ii) Buyer will make a full and complete franchise application with Holiday Inns on or before June 16, 2006, including application fee, and verify same to Seller. Buyer acknowledges that Seller has informed Buyer that Holiday Inns will review Buyer’s application for a franchise for the Hotel on July 10th as long as Buyer promptly applies for a franchise.

D. Seller agrees:

(i) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully inspect the Assets and to satisfy itself that the Assets, as of the date of such inspection, are in good operating condition and repair, all guest rooms are fully equipped and suitable for rental in the ordinary course of business; there are no material defects in the improvements constituting part of the Hotel; and the roof, all plumbing, heating, electrical and air conditioning and the water and sewer systems are in good working order and condition. Seller shall use its best efforts to assure that Buyer has access to the Assets during normal business hours, and Seller shall provide all available information concerning the Assets that Buyer may reasonably request to assist Buyer in making such determinations. Buyer may only contact Seller’s designated representative when seeking access to the Hotel. Buyer may not contact any employee of the Hotel directly to seek access to the Hotel. The subject transaction is confidential and shall not be communicated to Seller’s employees other than the designated representative. Buyer agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, demands, damages, liability or losses of any kind or nature including, without limitation, attorney’s fees and expenses arising from any due diligence or inspection activities conducted on or about the Hotel or the Property by Buyer or its employees, agents, contractors or consultants, and Buyer expressly agrees that this indemnity obligation shall survive the closing of the sale of the Property or the termination of this Agreement. In the event that Buyer does not close on the purchase of the Property Buyer agrees to repair any damage to the Property or the Hotel resulting from the due diligence or inspection activities of Buyer or its agents, employees, contractors or consultants and to restore the Property and the Hotel to the same condition that each was in before Buyer commenced any due diligence or inspection activities. Buyer acknowledges and agrees that this repair and restoration obligation shall survive the termination of this Agreement.

(ii) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully examine all accounting ledgers, audit materials, bonds, operating reports, files and other materials relating to the financial condition and the operation of the Hotel as are available to Seller. Buyer shall bear the cost of all inspections referred to in this Paragraph. Buyer agrees to keep all such books, records and information strictly confidential.

(iii) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties year-end financial statements and federal tax returns for 2003, 2004, and 2005, plus year-to-date financial statements. Buyer shall bear the cost of all inspections referred to in this Paragraph. Buyer agrees to keep all such books, records and financial information strictly confidential.

(iv) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties a copy of its title insurance policy, and all surveys, architectural plans and drawings, engineering reports, elevator reports, and any and all other reports relating to the roof, structure, mechanical, electrical, plumbing, heating or air-conditioning systems, and environmental reports. In this regard, Buyer acknowledges that Seller delivered to Buyer on June 14, 2006, a notebook containing due diligence and inspection items relating to the Property, the Hotel, and the Assets. Buyer will inform Seller on or before June 22, 2006, of any additional due diligence or inspection materials that Buyer needs from Seller. To the extent that Seller has such materials in its possession, Seller will promptly furnish such materials to Buyer for its review. Buyer agrees to keep all such information strictly confidential and to return all such materials and all copies thereof to Seller if Buyer does not close on the purchase of the Property.

(v) Seller shall furnish to Buyer copies of all existing contracts (e.g. cleaning service, waste disposal contracts, outside payroll service, etc.), employment agreements and personal service contracts relating to the operation of the Hotel within ten (10) days of this Agreement being signed by both parties.

(vi) Seller shall furnish to Buyer a copy, of the Holiday Inn License Agreement and the most recent inspection report. Additionally Seller shall provide Buyer a copy of the Ledo franchise agreement. Buyer acknowledges and agrees that Seller has advised Buyer that such license and franchise agreements are not assignable and that Buyer will have to apply for new license and franchise agreements. Seller agrees to cooperate with Buyer in connection with its application for a new Holiday Inn franchise and its effort to obtain the assignment of the Ledo franchise agreement or the issuance of a new Ledo franchise agreement.

(vii) Buyer will apply for a new franchise in Buyer’s name on or before June 16, 2006, in order that Buyer can have its application reviewed by Holiday Inns on July 10, 2006. Buyer will be required to pay the customary application and transfer fees, and, in the event any Product Improvement Plan expenditures are required by Holiday Inns in order for it to approve a new license for Buyer, Seller will be liable to Buyer for up to Two Hundred and Fifty Thousand Dollars ($250,000) in costs associated with such Product Improvement Plan expenditures required by Holiday Inns.

5. Closing. Closing shall take place within thirty (30) days after the expiration of the Inspection Period but in no event later than August 10, 2006. Buyer acknowledges and agrees that time is of the essence of this Agreement. In the event that Holiday Inns is willing to extend the date, without cost or expense to Seller, through which it will allow Seller to sell the Assets to a buyer without the necessity for Product Improvement Plan expenditures by such buyer, Seller agrees that it will allow Buyer one thirty (30) day extension of the Closing Date upon the payment by Buyer to Escrow Agent of the additional amount of One Hundred Thousand Dollars ($100,000) which shall be non-refundable and shall become part of the Deposit.

6. Title and Conveyances. A. At Closing, Seller shall convey good marketable fee simple title to the Property to Buyer by special warranty deed, free and clear of any and all lien or encumbrances, and subject to all conditions, easements, rights-of-way, assessments, restrictions and other matters of record affecting the Property including, without limitation, the following:

(i) General real estate taxes for the year in which Closing occurs and subsequent tax years;

(ii) All building restrictions and zoning regulations now or hereafter in effect, to the extent adopted by any municipal or other public authority and related to all or any portion of the Property.

B. Seller shall convey the Personal Property to Buyer by a bill of sale that warrants that Seller owns and is conveying to Buyer good and marketable title to the Personal Property, free and clear of all liens and encumbrances. Seller shall assign its franchise rights, warranties, and all other contract rights to the extent that the same are assignable by properly executed assignments.

7. Seller’s Representations and Warranties. Buyer has agreed to purchase the Assets as a result of Buyer’s review and inspection of the Assets, and not because of or in reliance upon any representation made by the Seller or any principal or employee of Seller, or by any agent of the Seller, except as expressly set forth in this Agreement, and that Buyer has agreed to purchase the Assets in their present condition, unless otherwise specified herein.

Notwithstanding the foregoing, Seller represents that, to the best of Seller’s knowledge, Seller is not in possession of any information, and no information has come to Seller’s attention that would cause Seller to conclude that: the Hotel, or any related facilities or utilities are not in conformance with applicable zoning, building codes or other laws and regulations; the Hotel is not free from faulty materials and constructed according to sound engineering standards and constructed in a workmanlike manner; or there is any environmental contamination, hazardous waste, asbestos, or other toxic substances, in the Hotel or on the land upon which it is situate in any greater amount or degree than indicated in the environmental studies, if any. Seller further represents that, to the best of Seller’s knowledge, the roof and structure of the Hotel are sound and that all appliances, elevators, heating, air conditioning, plumbing , and other systems are now and will, at the Closing, be in good working order, ordinary wear and tear excepted. As used herein, “Seller’s knowledge” is limited to the actual knowledge of Andrew M. Sims and Scott Kucinski, employees of Seller who are engaged in matters directly related to the Property. Except to the extent of any title insurance policy or environmental report or study in the possession of Seller, copies of which Seller has agreed to provide to Buyer, in accordance with this Agreement, Seller has not undertaken any independent investigation or verification of the matters described in this Paragraph.

Seller is selling the Assets and Buyer is purchasing the Assets, “AS-IS, WHERE-IS” and “WITH ALL FAULTS”.

B. Seller additionally represents and warrants to Buyer that to the best of Seller’s knowledge:

(i) Seller is duly qualified under the laws of the Commonwealth of Virginia and has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto; to provide the financing described above, and to perform all of its obligations hereunder. The individual or individuals executing this Agreement and all other instruments, documents and agreements to be executed by Seller hereunder are duly authorized to execute documents on behalf of Seller. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite action or approval that is required in order to constitute this Agreement as a binding and enforceable obligation of the Seller, subject to the limitations and qualifications set forth herein, Seller has the full right to sell the Assets pursuant to this Agreement, and no further authorization or consent to this Agreement is necessary for Seller to sell the Assets to Buyer except as set forth herein.

(ii) There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor, any legal action, suit or other legal proceeding pending before any court, or any administrative proceeding pending before any administrative agency relating to the Assets (including any notice of any proposed, pending or threatened condemnation proceeding) which would materially adversely affect the Assets and their intended use, nor has Seller received any actual notice of any such threatened legal action, suit or other legal or administrative proceeding relating to the Assets.

(iii) Seller has received no notice of any proposed, pending or actual assessment made or to be made against the Assets by any governmental authority or instrumentality.

(iv) Seller covenants and represents that it has no personal knowledge of any handling, transportation, storage, treatment or usage of hazardous or toxic substances that has occurred in or on the Property during its ownership thereof in any greater amount or degree than indicated in the environmental studies, if any, or other than as permitted in connection with the ordinary cleaning, operation, and maintenance of the Hotel and the Property. Seller further represents that it has no knowledge of any leak, spill, discharge, emission or disposal of hazardous or toxic substances which has occurred on the Property, and to the best of its knowledge the soil, groundwater, soil vapor on or under the land is free of toxic or hazardous substances as of the date hereof other than that indicated in the environmental studies, if any.

8. Contingencies. Conditions in favor of Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase the Property shall be expressly subject to and contingent upon the satisfaction or waiver in writing of the following conditions during time periods indicated in each paragraph:

A) Buyer’s inspection and approval, within the Inspection Period, of all physical, environmental (including, without limitation, hazardous waste), economic, feasibility, title, and legal matters relating to the Property, and Buyer’s determination that the Property is suitable in all respects for Buyer’s intended use.

B) Buyer’s determination, during the Inspection Period, that a national title insurance company acceptable to Buyer is prepared to issue, upon the sole condition of the payment of its regularly scheduled premium, its ALTA Owner’s Policy of title insurance (the “Title Policy”), insuring in the amount of the Purchase Price that title to the Property is vested of record in Buyer on the Closing Date, subject only to printed conditions of such policy together with such additional endorsements as Buyer may reasonably require, at Buyer’s sole cost;

C) Confirmation, during the Inspection Period, that the Property is a legal parcel within the meaning of any state and local subdivision laws, the completion of any further subdivision of the Property necessary for the Buyer’s intended use, and the completion of any platting or re-platting required by Buyer;

D) Buyer’s determination, during the Inspection Period, that Buyer has obtained or will be able to obtain all other governmental and private licenses, permits,

rights, and authorizations (including, without limitation, governmental approvals, the receipt of public and/or private easements, if any, from third parties, and all required or desired building permit(s)), all on conditions reasonably acceptable to Buyer, as necessary for construction and operation of the Buyer’s business on Property;

E) Buyer’s review and approval, during the Inspection Period, of (i) any environmental assessment of the Property desired by Buyer, and (ii) any other soils test reports, (including, but not limited to, soils boring and testing for stability, subsidence, topography, hazardous wastes, and other toxic substances), procured and paid for by Buyer;

F) Verification, during the Inspection Period, that the Property does not lie within a 100-year flood plain, as established by the U.S. Army Corps of Engineers, or within any area subject to flooding or within any area designated as wetlands or wetlands buffer;

G) Determination, during the Inspection Period, that no portion of the Property has been taken by, or is the subject of, any condemnation proceeding, which would adversely affect the Buyer’s intended use;

H) Verification, during the Inspection Period, that no federal, state, or local governmental restrictions, or requirements exist which would preclude construction and operation of the intended use on the Property;

I) Determination, during the Inspection Period, of the availability of public water (including any mains or other equipment required by any fire marshal or other public official), telephone, electric power, natural gas, and gravity flow sewers and storm drainage, all sufficient to handle the requirements of the Buyer’s intended use, and the availability of such utilities at or within the property lines of the Property, without cost to Buyer;

J) Determination, during the Inspection Period that there are no pending or threatened referendum, moratorium, or any other public or private actions which would in any way materially frustrate or adversely affect the Buyer’s intended use of the Property;

K) As of the Closing Date, there shall have been no material adverse change in the condition of the Property, or in any document, in any applicable laws and restrictions, contractual relations, or other circumstances affecting the Property which have been previously approved by Buyer;

L) As of the Closing Date, the due performance by Seller of each and every covenant, undertaking and agreement to be performed by Seller pursuant to this Agreement, the truth in all material respects, of each representation and warranty made in this Agreement by Seller at the time made and on the Closing Date, and the delivery to Buyer by Seller on the Closing Date of a certificate certifying that each representation and warranty made in this Agreement by Seller is true as of the Closing Date (“Sellers Certificate”), in the form attached hereto as Exhibit “E”; and

M) During, the Inspection Period, Buyer’s review and approval, in Buyer’s sole discretion, of the ALTA Survey and Title Commitment.

9. Failure or Waiver of Conditions Precedent.

A) At any time or times on or before the Closing Date, Buyer may (in its sole and absolute discretion) waive any of the conditions in Section 8 hereinabove by written notice to Seller, or elect to cure the failure of such condition. No such waiver shall reduce the rights or remedies of Buyer arising from any breach of any undertaking, agreement, covenant, warranty, or representation of Seller under this Agreement.

B) In the event any of the conditions to this Agreement which are for the benefit of Buyer are neither fulfilled, nor waived or cured pursuant to Paragraph 8 above, this Agreement shall terminate and Buyer shall be released from all obligations under this Agreement except for those obligations that specifically survive termination of this Agreement. In the event of such termination, the Deposit and all funds deposited with the Escrow Agent by Buyer or paid by Buyer to Seller (together with all interest accrued on such funds) shall be returned immediately to Buyer, and all documents deposited with the Escrow Agent by Buyer or Seller shall be returned to the depositing party.

10. Fire or Casualty. Seller shall keep the Hotel insured against loss by fire or casualty in any amount not less than full replacement cost. If, prior to Closing, the Hotel is damaged and the cost of restoring such damage exceeds One Million Dollars ($1,000,000.00), or if the Hotel is destroyed by casualty, then Buyer may, by written notice to Seller given within ten (10) days after such loss, terminate this Agreement and receive a refund of the Deposit. Upon such termination, neither party shall have any further liability to the other party hereunder except as specifically set forth herein. Any other loss or damage to the Property shall not be in any way void or impair the obligations of the parties hereunder. If this Agreement is not terminated, insurance proceeds payable with respect to such damage shall be assigned to Buyer at Closing, the full Purchase Price shall be paid, and the Property shall be delivered to Buyer at closing subject to damage.

11. Adjustments.

A. Real estate taxes, personal property taxes, utilities, water and sewer, rents, and other governmental assessments on the Property shall be prorated between Buyer and Seller on a calendar or fiscal year basis, using the fiscal year of the applicable taxing authority or the billing period for any utility service as the basis for accrual thereof, as of the date of the settlement or Closing. Seller shall pay all expenses of deed preparation, the grantor’s tax on said deed, and the cost, if any, for removal of title defects, if Seller agrees to remove any title defects. Buyer agrees to pay in cash at closing all clerk’s fees, recording fees, recording taxes, and other costs and expenses of recording all documents, including the deed, the deed of trust, assignments, financing statements, and other collateral documents. Each party shall pay its respective attorney’s fees.

B. Seller shall receive at Closing either in cash or as a credit towards the Purchase Price an amount equal to all monies in house banks and cash registers. Such house banks and cash drawers will be counted jointly by representatives of Seller and Buyer at 6:00 a.m. on the date of Closing.

C. Seller shall receive from Buyer at Closing either in cash or as a credit towards the Purchase Price an amount equal to the transient guest ledger balance for all occupied rooms as of 6:00 a.m. on the date of Closing.

D. Travel agent commissions liability incurred prior to the date of Closing shall be paid by Seller.

E. All prepaid unapplied room rentals, and all deposits for advance reservations for banquets, and future services shall be delivered to Buyer. Copies of all agreements relating to banquets and future service shall be jointly compiled by representatives of Buyer and Seller prior to Closing. Buyer shall expressly assume the obligation to perform the agreements in accordance with the terms and honor the advanced deposits received by written instrument delivered at Closing in which Buyer shall agree to defend and indemnify Seller from all claims arising with respect to Buyer’s failure to perform in accordance with the Agreement.

F. Seller shall be entitled to all accounts receivable balances originating prior to the date of Closing and due from tenants, guests, and patrons of the Hotel for rents and other customary hotel direct bill charges. Seller shall have the exclusive right to institute any proceedings and to take any steps to effect collection thereof. Buyer agrees that if any such accounts receivable payments are received by Buyer, they shall be received in trust for Seller and shall be promptly remitted to Seller.

G. Seller shall receive credit for an amount equal to all prepaid expenses paid by Seller that inure to the benefit of Buyer.

12. Notices. All notices hereunder shall be in writing and sent by depositing it with a nationally recognized overnight courier services that obtains receipts, addressed to the appropriate party (and marked to a particular individual’s attention if so indicated) as hereinafter provided. Each notice shall be effective upon being so deposited. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notice to it or them shall be sent by giving the other party at least ten (10) days’ prior notice thereof. The notice address of the parties shall be as follows:

If to Seller:	Mr. Andrew M. Sims
MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185

With a copy to:	Thomas J. Egan, Esquire
Baker & McKenzie
815 Connecticut Avenue, NW
Washington, DC 20006

if to Buyer:	Hiren Patel
a/k/a Aaron Patel
4688 Church Point Place
Virginia Beach, VA 23455

With a copy to:	John W. Richardson, Attorney at Law
Kaufman & Canoles, P.C.
2101 Parks Avenue, Suite 700
Virginia Beach, VA 23451

if to Guarantor:	Hiren Patel
a/k/a Aaron Patel
4688 Church Point Place
Virginia Beach, VA 23455

Notwithstanding anything in this paragraph to the contrary, any notice received in fact shall be deemed given in accordance with this paragraph.

13. Commission and Other Fees. There are no brokerage fees or commissions incurred as a result of the consummation of this Agreement other than those payable by Seller to Jones, Lang & LaSalle Hotels. Each party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such fees or real estate commissions. The provisions of this Paragraph shall survive Closing.

14. Default.

A. If Buyer does not terminate this Agreement during the Inspection Period, and Buyer fails to complete Closing for the purchase of the Property within the time period specified in Paragraph 4 hereof, Buyer shall be in default hereunder, and Seller shall retain the Deposit as liquidated damages; provided, however, if Buyer’s failure to close on the purchase described herein is caused by Seller’s inability to deliver good title to the Assets, if demanded by Buyer, Seller shall return the Deposit, and neither party shall have any further obligation to the other with respect to this Agreement.

B. If Seller fails to complete Closing in accordance with this Agreement through no fault of Buyer, Buyer shall be entitled to obtain the return of the Deposit or to seek and obtain specific performance of this Agreement.

15. Entire Agreement and Modifications. This Agreement embodies and constitutes the final and entire agreement between the parties hereto and they shall not be bound by any terms, covenants, conditions, representations, or warranties not expressly contained herein. This Agreement may not be altered, changed, or amended by an instrument in writing, executed by both parties hereto.

16. Applicable Law. This Agreement is an instrument under seal and shall be governed, construed, and enforced according to the laws of the Commonwealth of Virginia.

17. Headings. Descriptive headings are for convenience only and shall not control or affect the meanings or construction of any provision of this Agreement.

18. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

19. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of Buyer under this Agreement may be assigned to any entity comprised of Buyer and another investor without the prior written consent of Seller.

21. Seller’s Right to Like-Kind Exchange. Buyer agrees that, in lieu of the payment of the Purchase Price in cash, Seller shall have the right to transfer and convey the Assets in exchange for other real property of a like-kind (the “Exchange Property”) to be designated by Seller at or after the Closing Date such that the exchange will qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended. If Seller elects to make a like-kind exchange, Seller shall deliver written notice of such election to Buyer prior to the Closing Date. In this event, Buyer agrees to cooperate in all reasonable respects in effecting the exchange, so long as Buyer does not assume any additional liability as a result of such cooperation. The exchange shall be completed through the use of a °qualified intermediary” or an escrow agent pursuant to Section 1031.

Buyer acknowledges that if Seller elects to effect a like-kind exchange of the subject real estate, Seller shall assign all of its right, title and interest under this Agreement to the qualified intermediary, and Buyer will pay the Purchase Price directly to the qualified intermediary. The Buyer and the qualified intermediary may then complete the like-kind exchange in the manner they agree upon. Buyer agrees to execute any additional documents as may be reasonably requested by Seller to carry out the like-kind exchange. Buyer’s agreement to participate shall not result in additional liability to the Buyer.

22. Contract and Note Guarantee. Hiren Patel will fully guarantee the performance of this Agreement and the repayment of the Note. Yogesh Patel will also fully guarantee, jointly and severally, with Hiren Patel the repayment of the Note.

23. Counterpart Signature Pages. This Agreement may be executed in one or more counterparts, and each counterpart shall constitute an original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the date set forth below.

[signatures appear on following page]

SELLER:

Capitol Hotel Associates, LP

June 20, 2006	By	/s/ Andrew M. Sims
Date		Andrew M. Sims

BUYER:

Jay Ganesh, Inc. or Permitted Assigns

June 20, 2006	By	/s/ Hiren Patel, President
Date		Hiren Patel, President

GUARANTOR:

June 20, 2006	By	/s/ Hiren Patel
Date		Hiren Patel

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT “B”

PERSONAL PROPERTY INVENTORY

EXHIBIT “C”

SCHEDULE OF LEASES AS TO PERSONAL PROPERTY

Leases to be Assumed by Buyer:

Lease with Vend Lease for cash register/business data equipment used in connection with the operation of the Hotel

Lease with GE Capital Corporation for a photocopier

Lease of Holiday Inn Opera software used in connection with the operation of the Hotel

EXHIBIT “D”

PROPOSED PROMISSORY NOTE

EXHIBIT E

SELLER’S CERTIFICATE

OF

REPRESENTATIONS AND WARRANTIES

This Certificate of Representations and Warranties is given pursuant to that certain Purchase Agreement by and between Capitol Hotel Associates, LP as Seller,                                     , as Buyer.

Seller hereby certifies to Buyer that each representation and warranty made by Seller in the Agreement is true as of the date set forth below.

Date:	June 20, 2006

Capitol Hotel Associates, LP

BY:	/s/ Andrew M. Sims
Andrew M. Sims

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